Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports Fiscal Year 2004 Results

New York, NY, March 18, 2005 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for its fourth quarter and fiscal year ended December 31, 2004.

Fourth Quarter and Full Year Financial Highlights

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The Company reported revenue for the 2004 fourth quarter of $27.8 million, a 3% increase from the $27.1 million recorded in the fourth quarter of 2003.  Revenue for the full year ended December 31, 2004 increased 9% to $113.8 million, versus $104.5 million recorded in 2003.

•

In the 2004 fourth quarter, the Company reported a net loss attributed to common stockholders of ($30.0 million), or ($1.09) per share, as compared to net income of $2.1 million, or $0.08 per share, in the 2003 fourth quarter.  For the 2004 full-year period, the Company lost ($30.8 million), or ($1.12) per share, as compared to net income of $4.3 million, or $0.16 per share, recorded in full-year 2003.

Reported results for both the fourth quarter and full-year 2004 include two large non-cash charges.

-	An impairment charge of $8.2 million to write down the goodwill associated with the Company’s 2001 acquisition of Embark.com, Inc.; and

-	A valuation allowance against the Company’s deferred tax asset in the full amount of the asset, which is $22.1 million.

Excluding these two charges, net loss for the quarter and the year was ($2.9 million), or ($0.10) per share, and ($3.8 million), or ($0.13) per share, respectively.

“We overreached,” said John Katzman, Chief Executive Officer of The Princeton Review.  “Last year, we geared up for high growth, increasing our operating costs significantly. We took on too many projects in every division and executed poorly, growing at a modest 9% rate. We also incurred very high Sarbanes-Oxley compliance costs, which further hurt our bottom line.”

Test Preparation Services

During the fourth quarter, revenue decreased by 4% versus the comparable quarter in 2003. For the year, Test Prep revenue was up 4% to $74.7 million.

While tutoring and online courses performed well, the division’s performance in the fourth quarter and the year was hurt by its weak launch of the new Hyperlearning LSAT course; sluggish demand for GMAT (a direct result of a drop in business school applications); and a slower than expected ramp up of the Company’s SES business.  These factors had a negative impact on gross margins as well.

The division has taken several steps to remedy these problems and return to its traditional growth: It has restructured its marketing department; modified its LSAT program to better fit into students’ schedules; and accelerated implementation of SES marketing and operations.  Early 2005 enrollment indicates promising growth.

K-12 Services

Revenue in the fourth quarter increased by 19% compared to the fourth quarter of 2003.  For the year, revenue increased approximately 30% to $28.0 million, and bookings increased comparably.

As the Company has previously indicated, because the K-12 division’s business has evolved more and more into a large contracts-based business, it is experiencing difficulty in forecasting this division’s revenue, especially in light of the unpredictable contract approval patterns of its institutional customers.  The division recognized approximately $3.8 million in revenue in the fourth quarter that was deferred from the third quarter because the relevant contracts were not formally executed within that quarter.

Notwithstanding this challenge, K-12 Services made substantial gains for the year. The division significantly deepened its relationship with each of its large customers, and started relationships with several more.  This momentum continues in 2005. The Company was recently selected as the winner of a multi-year RFP to provide interim assessments to Tennessee for an expected amount in excess of $8 million, and is in extensive discussions with several other states and large districts.  The Company has also begun to form relationships with mid-sized districts, where there has been a significant interest in its formative assessment solutions.

Admissions Services

Fourth quarter revenue in this division declined 12% over the fourth quarter of 2003, and revenue for the year declined from $11.2 million to $11.1 million.  These results reflect continued weakness in sales of the division’s technology offerings (this weakness prompted the write-down of the Embark acquisition-related goodwill), including declines in the number of college and business school applications processed.

Getting this division back on track has taken significantly longer than anticipated.  The Company is continuing its efforts to turn this division around by refocusing its business model on offering performance, rather than subscription, based marketing services. Most elements of this strategy should be in place in the second quarter of 2005. While the Company continues to work on turning this division around, it does not expect to dedicate significant resources to this effort in 2005.

Sarbanes-Oxley Act Section 404 Update

During the fourth quarter, the Company devoted extraordinary financial and management resources, including over $2 million in consulting fees, to the evaluation and improvement of its internal control over financial reporting required by Section 404 of Sarbanes-Oxley. The Company has not yet completed its assessment; its report on internal control over financial reporting will be filed in an amendment to its 10-K. The Company has identified several significant control deficiencies, and believes that when it completes its assessment, it is likely to conclude that, together, these deficiencies constitute at least one material weakness under applicable standards.  However, it is not aware of any instance where any filing made by the Company with the SEC has contained a material misstatement or omission, nor has the Company been required to restate any previously issued financial results.

Business Outlook

The Company is pursuing a simple 2005 plan with great focus.  While the first quarter of 2005 is not expected to be profitable overall, thus far, increased enrollment in Test Prep courses, new contract awards, a full pipeline in K-12, and some positive indicators in Admissions Services, raise the Company’s confidence level for strong growth and a return to profitability for the year.

The Princeton Review will review its fourth quarter 2004 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm. To participate on the live call, investors should dial (913) 981-5533 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 9147654, through March 22, 2005.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s filings with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
(in thousands, except per share data)
Consolidated Statements of Operations

	Years Ended December 31,

	2004	2003

Revenue
Test Preparation Services	$74,744	$71,719
K-12 Services	27,957	21,525
Admissions Services	11,084	11,218

Total revenue	113,785	104,462

Cost of revenue
Test Preparation Services	23,584	20,809
K-12 Services	13,684	8,328
Admissions Services	3,385	2,836

Total cost of revenue	40,653	31,973
Gross profit	73,132	72,489

Operating expenses
Selling, general and administrative	78,381	65,634
Impairment of goodwill	8,199	—
Total operating expenses	86,580	65,634

Income (loss) from operations	(13,448)	6,855
Interest expense	(693)	(607)
Other income	435	1,217

Income (loss) before (provision) benefit for income taxes	(13,706)	7,465
Provision for income taxes	(16,707)	(3,156)

Net income (loss)	(30,413)	4,309
Dividends on Series B-1 preferred stock	(428)	—

Net income (loss) attributed to common stockholders	$(30,841)	$4,309

Basic income (loss) per share	$(1.12)	$0.16

Diluted income (loss) per share	$(1.12)	$0.16

Weighted average shares used in computing net income (loss) per share
Basic	27,468	27,306

Diluted	27,468	27,467

Balance Sheet Data

	December 31,

	2004	2003

Cash and cash equivalents	$19,197	$13,937
Total assets	107,641	121,697
Long-term debt, net of current portion	4,213	5,710
Stockholders’ equity	55,197	84,467